SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2005

AMERICAN PHARMACEUTICAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-33407	68-0389419
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road, Suite 300 East, Schaumburg, IL	60173-5837
(Address of principal executive offices)	(Zip Code)

(847) 969-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

Bonus Grants under the 2004 Discretionary Corporate Bonus Plan

On February 16, 2005, in accordance with a corporate bonus plan established on February 17, 2004 as amended in October 2004, and based on the recommendation of its compensation committee, our board of directors approved the payment of 2004 cash incentive awards (i.e., bonuses) to the Company’s executive officers. Under the 2004 corporate bonus plan, bonus awards were made at the discretion of the board of directors, based in part on the 2004 financial results of the Company, including earnings per share (diluted), net revenue, and gross profit. In accordance with this plan, our compensation committee formulated a recommendation for the board of directors regarding bonus levels after consideration of the various factors set forth in the plan, in addition to other factors deemed relevant and appropriate by the committee. In formulating its recommendation, the compensation committee also considered the individual contributions of each executive toward the achievement of those results. The following table sets forth cash bonus awards paid to our named executive officers for the year ended December 31, 2004, as recommended by our compensation committee and approved our board of directors:

Name and Position	2004 Annual Cash Bonus Award
Patrick Soon-Shiong (1) Executive Chairman and Director	$225,000

Nicole Williams (2) Exec. Vice President/Chief Financial Officer	$151,000

Jeffrey Yordon (3)	$115,880

Jack Silhavy Vice President and General Counsel	$50,000

(1)	Includes a discretionary bonus that has been recommended by the compensation committee in recognition of Dr. Soon-Shiong’s contributions in connection with the filing of the New Drug Application for ABRAXANE® and is subject to board approval at its next meeting.
(2)	In addition to the cash bonus award, our board approved a cash payment of $25,000 to Nicole Williams for the successful completion of the SAP implementation project under a separately accrued and awarded bonus plan.
(3)	Pursuant to an agreement with Mr. Yordon dated January 14, 2005, Mr. Yordon is entitled to a cash bonus for 2004 based upon the criteria established by the compensation committee in 2004 and other factors set forth in the agreement.

Adoption of a 2005 Discretionary Corporate Bonus Plan

On February 16, 2005, the compensation committee of the board of directors adopted a 2005 corporate bonus plan for the executive officers of the Company, which sets forth criteria on which 2005 bonuses will be based. Under the 2005 corporate bonus plan, bonuses based on corporate performance will be determined based upon a percentage of the executive officer’s base salary multiplied by a target factor ranging from zero to 1.5, depending on the achievement in 2005 of the following performance target criteria: (i) net revenue, (ii) gross profit, (iii) net income, and (iv) cash flow. Under the plan, however, these criteria are not the only factors determining bonuses. The compensation committee may recommend, and the board of directors may approve, adjustments to the 2005 bonuses in their discretion. Cash bonuses, if any, will be paid to eligible executives following determination of 2005 financial results.

Grant of Options

Also on February16, 2005, our compensation committee approved grants of ten-year stock options awards to certain named executive officers pursuant to the 2001 Stock Incentive Plan, each option vests in four equal annual installments beginning on first anniversary of date of grant, subject to continuous employment. The following table sets forth information regarding the grant of these options:

Name and Position	Number of Stock Options	Exercise Price
Patrick Soon-Shiong(1) Executive Chairman and Director	40,000	$46.23

Nicole Williams Exec. Vice President/ Chief Financial Officer	20,000	$46.23

(1)	Includes options granted by the board in recognition of Dr. Soon-Shiong’s contributions in connection with the filing of the New Drug Application for ABRAXANE®.

Base Salaries

On February 16, 2005, the Board also approved an increase of the base salary of Nicole Williams to $300,000 per year. The 2005 base salaries for the named executive officers are listed in Exhibit 10.28 and are incorporated herein by reference. These salaries may be changed at any time at the discretion of the Board. Each of the named executive officers is employed “at will”; however, as previously disclosed, Mr. Heller is a party to an employment agreement and Ms. Williams is party to a compensation protection agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description
10.27	Description of 2005 Corporate Bonus Plan

10.28	2005 Base Salaries for Named Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Nicole S. Williams
Nicole S. Williams
Chief Financial Officer
Date: February 23, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.27	Description of 2005 Corporate Bonus Plan

10.28	2005 Base Salaries for Named Executive Officers